Kaufman Nir LLC
27 Strathmore Road, Natick MA 01760
Telephone: 617-721-0785
kaufmannirllc.com

NAME: Fellcitex Therapeutics, Inc. & TarMeta (hereinafter called "Tenant") and the Kaufman Nir LLC (hereinafter called "Lessor"), agree to the following terms and conditions of the Lease described within and agree to the following Basic Monthly Charges, Service Limits, Options and Opening Charges. Initial opening date of the lease is: March 15th, 2017. All checks are to be mailed to Kaufman Nir LLC, 12 Eaton Rd., Needham, MA 02492 to ARRIVE NO LATER THAN THE 15th OF EVERY MONTH

BASIC MONTHLY RENT:

$		
$10,500	First Floor, Dedicated Labs 3,4,5 (as indicated on the attached map) Lease starting on March 15, 2017 (payable on the first of each month with base monthly rent for any partial months to be pro-rated). 2 Years lease to end March 14th, 2019	
~~$700~~	~~Per Month for an office located on 2nd floor~~	AV
Waived	Monthly Membership fee	
$10,500 ~~$ 11,200~~	TOTAL	

COMMUNICATION PACKAGE: (SEE ADDENUM #1 ATTACHED – Internet Access Agreement)

1	Communication Package Includes: Access to high speed wireless connection and two connected lines in lab, one in office.
0	Telephone Package: includes one phone and phone line with local and long distance included. International calls are billed extra.
0	Phone Lines @ $75.00 per month line equals: Unlimited calling in continental US

TOTAL COMMUNICATION PACKAGE (INVOICED MONTHLY): $ 0.00

TOTAL BASIC MONTHLY CHARGE ~~$ 11,200~~ $10,500 AV (Basic Monthly Rent + Communications Package)

SERVICE LIMITS:
Monthly Basis. Use of service (telephone) will be billed to Tenant on the monthly invoice per phone bill. Incoming and outgoing fax, copies and other service items offered to Tenants are covered under membership fee except overseas charges.

10 ~~8~~	Number of individuals using office/labs and/or services / $100.00 each over Limit per month
20	Hours Conference Room Use / $25.00 each Hour over Limit

OPENING CHARGES: **DUE At Lease Signing:**

$10,500 ~~$11,200~~	First Month's Rent (Month Basic Charge)
$10,500 ~~$11,200~~	Security Deposit (1 Months Rent)
$waived	Set up charge: keys, internet set up, access pass Office key and Building access fob programming.

TOTAL OPENING CHARGES: ~~$22,400~~ $21,000

Initials: AV [signature] FC

LEASE PERIOD: 24 Months. The term of this Lease will commence on 3/15/2017 and will continue in full force and effect for one (1) lease period if written notice of intent to terminate is not given at least ninety (90) days prior to Lease expiration, then the Lease will automatically renew itself for an additional lease period. The lease period will continue in full force and effect for one year and will automatically renew each year thereafter until the Tenant or Lessor gives written notice to the other of intention to terminate this Lease prior to ninety (90) days before the expiration of the lease period, in which case the Lease hereby created shall terminate at the end of that one (1) year period (new period, not initial 2 year lease). If the initial opening date falls on any date within the month, the time elapsed from that date to the first day of the following month or the date of commencement of the lease period shall also be subject to the same terms and conditions of the Lease. In the event the Tenant does not elect to execute a successor Lease Agreement, Tenant shall vacate the premises by the expiration date, or, in the event the Tenant continues to occupy the premises after the expiration date without having extended this Lease Agreement, it shall be on a month-to-month basis at the Base Monthly Rent plus one hundred fifty ($150.00) dollars once including both lab and office. Lessor shall deliver the premises to Tenant on the commencement of the term broom clean and free of all tenants and occupants. If Lessor is unable to deliver possession of premises to Tenant at the commencement of the term in the condition required, Lessor will not be liable for any resulting damage, and Tenant will not have to pay the Monthly Charge (as herein defined until Lessor can deliver possession), provided if Lessor fails to so deliver the premises for 30 days, Tenant may terminate this Lease upon written notice.

During the term of the Lease, Tenant is entitled to the services and facilities as noted here. The description of the services are stated in this Lease, and the extent of allowances and basic monthly charges as noted in the Lease.

PARTIES: Kaufman Nir LLC, 12 Eaton Rd., Needham, MA 02492, as Lessor, and the Tenant are herein the parties to certain services and agreements in conjunction with leased office/lab space at the office building Lessor maintains containing certain personnel, facilities, and equipment, and agrees to allow the Tenant to utilize the same under certain conditions, as herein described. No broker was involved in this Agreement. MV

PREMISES: The Lessor leases to the Tenant the following described premises for the exclusive use and access of Tenant: First Floor Dedicated Labs #3,4,5, (offices inside labs are #2,3,4) ~~& Second floor office in the building~~ at 27 Strathmore Road, Natick MA 01760 .The Lessor will maintain the central office/lab and make available the facilities and services between the hours of 9:00 AM and 5:00 PM daily except Saturdays, Sundays and Holidays and at other times by special arrangement. The Tenant has the right to use in common with others entitled thereto, the hallways and stairways and other common areas, necessary for access to said leased premises, and lavatories, as well as shared laboratory equipment including chemical hood and after normal business hours. The Lessor will provide HVAC and utilities including electricity, hot water, and normal internet access (add'l special service can be worked out between our IT person Dan Bendell and your company to be billed directly to you from Dan) at no extra charge (normal) to the Tenant. Through the membership fee, Lessor will provide additional general services. We will also provide approx. 14 feet of lab benches , 1 stainless table per lab and allow you to choose office equipment we have in storage. The Autoclave in the shared lab for all to use for any medical disposal and other uses. All tenants to Autoclave there own trash. Any biowaste not for Autoclave is tenants sole cost however ABI will assist to receive attractive pricing. Tenant is welcome to use office and lab 24/7. Keys and fobs will be provided at move in that allow access 24/7.

SECURITY DEPOSIT: The Tenant shall pay to the Lessor an amount equivalent to one months rent, which shall be held as security for the Tenant's performance as herein provided and refunded to the Tenant at the end of the Lease subject to the Tenant's satisfactory compliance with the conditions herein in accordance with the termination procedures described in the Lease.

MONTHLY CHARGES: The Tenant shall pay to the Lessor a Monthly Charge at the rate specified on Page 1 of this Lease, payable to Kaufman Nir, LLC on the first day of each month, which is considered payment for office/lab space and items specified. Payments later than 5 days are subject to a $50 late fee plus 1 ½ % per month (18% annual) interest on unpaid balance.

ADDITIONAL CHARGES: Promptly once a month, the Lessor shall submit to the Tenant, in writing, a statement of any additional charges incurred by the Tenant pursuant to the provisions of this Lease. This would likely only be any foreign calls made from the conference room(s). All tenants will receive a code for their billing use. Calls in the continental US are no charge. Payment will be due on the first day of the next month. Failure of the Tenant to pay any proper additional charges beyond the Monthly Charge or including that charge for 30 days after Lessor's notice, shall be cause for termination of this agreement at the Lessor's discretion. Any Monies due the Lessor and not paid by the Tenant will be paid from the security

Initials: FC

deposit held by the Lessor. Any balance after said Monies are paid will be returned to the Tenant upon termination of the premises.

COMPLIANCE WITH LAWS/USE OF LEASED PREMISES: The Tenant shall use the leased premises only for the purpose of conducting legitimate business activities. The Tenant acknowledges that no trade or occupation shall be conducted in the leased premises or use made thereof which will be unlawful, noisy or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the premises are situated. The Lessor represents and warrants that the premises is in compliance with all Massachusetts Building Code requirements and all permits necessary for the occupancy and laboratory operations of the Tenant have been obtained from the Town of Natick or other governmental authority. All trash disposal costs will be covered by KaufmanNir, LLC except solvent waste which will cost approx. $12 – 15 per gallon. Tenant is familiar with MWRA rules on what can be put down plumbing and what would solvent waste would need to be disposed of safely.

FIRE & OTHER INSURANCE: The Tenant shall not permit any use of the leased premises which will nullify any insurance on the property of which the leased premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its power. Tenant is required to carry insurance for their personal items as well as workers comp insurance. The Tenant shall discuss with Lessor any change in operations that would result in increased hazards that result in increased insurance premiums for the Lessor or neighboring tenants. Should such activities be approve, Tenant shall on demand reimburse the Lessor all extra insurance premiums caused by the Tenant's undertaking of hazardous activities on the premises. Please contact Rob@pagelugton.com for all insurance matters.

SAFETY HAZARDS: The Tenant agrees not to use any coffee makers, small electrical appliances, portable heaters, refrigerators, etc., or anything of an electrical nature without the written permission of the Lessor. The Tenant agrees to keep all hallways, courtyards, entrance doors, etc., clear of any boxes, packages, or accumulated paraphernalia.

HAZARDOUS SUBSTANCE: Tenant agrees not to use, store, generate, treat, transport, or dispose of any Hazardous Substance in the Premises, the Building, or the Building site without the written approval of the Lessor, which approval shall not be unreasonably withheld or delayed or conditioned. Tenant further agrees and will be responsible to the extent required by law for full clean-up costs, claims, demands, or expenses relating to the air, water, soil, or in, on, or about the Premises or Building, or Building site, to the extent required as a result of Tenant's, any of its contractor's or subcontractor's, or affiliate's use, storage, generation, treatment, transport, or disposal of any Hazardous Substance in the Premises, the Building, or the Building Site without the written approval of the Lessor. Lessor hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of hazardous or toxic materials or oil as of the date hereof in or on the premises or the land on which the premises is located.

MAINTENANCE OF PREMISES: The Tenant agrees to maintain the leased premises in the same condition as they were at the commencement of the Lease or as they may be put in during the term of the Lease, reasonable wear and tear, damage by fire and other casualty only excepted, and whenever necessary, to replace any broken glass therein, acknowledging that the leased premises are now in good order. The Tenant shall not permit the leased premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste by Tenant or its contractors. Tenant shall obtain written consent of Lessor before erecting any sign on the premises, but Tenant shall have the right to one Tenant-identification sign at the premises at each office and lab.

CARPETING: The Tenant also agrees that he will pay for any carpet cleaning or replace the carpet in the office if it cannot be properly cleaned. This is only to apply to damage done by the Tenant or their employees or clients beyond reasonable wear and tear.

TELEPHONES: Are supplied with Communication Package if requested and included in monthly fees.

ALTERATIONS/ADDITIONS: The Tenant shall not make structural alterations or additions to the leased premises, but may make non-structural alterations provided the Lessor consents thereto (which consent shall not be unreasonably withheld or delayed or conditioned), in writing, which alterations shall be at Tenant's expense and shall be in quality at least equal to the present construction. Tenant shall not permit any mechanic's liens, or similar liens, to remain upon the leased premises for labor and/or material furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released forthwith without cost to Lessor. Any alterations or improvements made by the Tenant shall become the property of the Lessor at the termination of occupancy.

Initials: NN
FC

LESSOR'S EQUIPMENT: All common equipment (i.e., desks, chairs, lab benches, telephone system, fax, copier, etc.) used in the building for the convenience of tenants is the sole property of lessor. Tenant agrees not to remove or alter any piece of Lessor's equipment or wiring nor attach any item to the Lessor's equipment. All common furniture is the sole property of Kaufman Nir, LLC. and is used for the convenience of all tenants. Furniture provided in individual offices/labs is the sole property of Kaufman Nir, LLC. and is provided for use with the office/labs. It cannot be removed from the premises and must be returned to the Lessor at the end of the Lease in the same condition as it was at the beginning of the lease, reasonable wear and tear excepted.

DELIVERY ACCEPTANCE: Lessor has installed a mail system which accepts mail, small packages, and other items for the Tenant only as a courtesy without assuming any responsibility. Incoming mail will be placed in Tenant's assigned cluster mailbox (keys will be provided). Incoming small packages will be placed in a designated area or delivered to your office by fedex, usps, etc. This courtesy will be in effect only for the duration of the Lease. Lessor will not be responsible to forward any mail and/or packages.

RESTRICTED AUTHORIZED USE OF OFFICE AND RELATED SERVICES: It is understood and agreed that only the number of persons so noted on Page 1 (under service limits) of this Lease shall have use of the office/lab and related services. Use by additional individuals shall be permitted only by prior approval of the Lessor. An additional monthly charge for all extra persons will be imposed by the Lessor and must be agreed upon in advance. Tenant further agrees to pay all reasonable administrative costs for subsequent changes in employees and associates and to inform the Lessor all changes in a timely manner. The Tenant also agrees not to allow or permit use of their office/lab or access to the building by anyone not authorized by the Lessor. Failure to abide by these restrictions will necessitate the Tenant returning all keys (building/office) to the Lessor upon demand.

TERMINATION: Any notice from the Lessor to the Tenant relating to the leased premises or to the occupancy thereof shall be deemed duly served if left at the leased premises addressed to the Tenant, or if mailed to the leased premises, registered or certified mail return receipt requested, postage prepaid, addressed to the Tenant. Any notice from the Tenant to the Lessor relating to the leased premises or to the occupancy thereof, shall be deemed duly served if mailed to the Lessor by registered or certified mail, postage prepaid, addressed to the Lessor at such address. Termination of the leased premises will be effective at the end of the lease period if such notice is received by either party prior to ninety (90) days in advance of the expiration of the lease period. All rent and monies due shall be paid and sent to the Lessor at the above referenced address.

ASSIGNMENT/SUBLEASING: The Tenant shall not assign or sublet the whole or any part of the leased premises without Lessor's prior written consent, which consent shall not be unreasonably withheld or delayed or conditioned. Not withstanding such consent, Tenant shall remain liable to Lessor for the payment of all rent and for the full performance of the covenants and conditions of the Lease.

DEFAULT & BANKRUPTCY: The Tenant shall be responsible to pay all rents and specified sums in accordance with the terms of this Lease for the full term of the Lease as specified less the fair market value of the premises over the same period of time. In the event that:

(a) The Tenant shall default in the payment of any installment of rent or other sum herein specified and such default shall continue for ten (10) days after written notice thereof; or

(b) The Tenant shall default in the observance or performance of any other of the Tenant's covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof; or

(c) The Tenant shall be declared bankrupt or insolvent according to law or if any assignment shall be made of Tenant's property for the benefit of creditors,

then the Lessor shall have the right thereafter to the extent lawful, while such default continues, to change the locks to the leased premises, to re-enter and take complete possession of the leased premises, to declare the term of this lease ended, and remove the Tenant's effects, ~~without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The tenant shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term less the fair market value of the premises over the residue of the term. If the Tenant shall default, after reasonable notice thereof, in the observance of performance of any conditions or covenants on Tenant's part to be observed or performed under or by virtue of any of the provisions in any article of this~~ F.C.

Initials: [signature] [signature] FC

F.C.

~~Lease, the Lessor, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Tenant. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of twelve percent (12%) per annum and cost, shall be paid to the Lessor by the Tenant as additional rent.~~

OTHER PROVISIONS: Please see attached Addendum

SURRENDER: The Tenant shall at the expiration or other termination of this Lease remove all Tenant's good and effects from the leased premises. Tenant shall deliver to the Lessor the leased alterations and additions made to or upon the leased premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear excepted. In the event of the Tenant's failure to remove any of their property from the premises, Lessor is hereby authorized without liability to Tenant for loss or damage thereto, and at the sole risk of Lessor's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

LIMITATION OF LIABILITY: It is understood and agreed that neither the Lessor nor any of its agents or employees shall be liable for any loss, liability, or service to be furnished by the Lessor hereunder or in the equipment supplied in connection with such service if storm, war, insurrection, or civil disturbance, act, or other restriction imposed by any governmental body or authority, strike, lockout, shortage of materials, epidemic, or any cause beyond the control of the Lessor or was due to any error omission on the part of any agent or employee of the Lessor otherwise, provided loss of any utility services to the premises for 5 consecutive days shall entitle Tenant to abate all montly rent payments during the period of such loss of services. In no event shall Lessor or Tenant have any liability hereunder for any consequential, special or indirect damages in connection with this Lease.

WHOLE AGREEMENT: This agreement contains all the terms relating to the Tenant's use and occupancy of the premises described and the services to be furnished by the Lessor in connection therewith. No representation or statement made by either party prior to the signing of this agreement shall be binding unless specifically contained herein, and no modification or changes shall be effective unless contained in writing signed by both parties or their respective duly authorized agents.

In Witness Whereof the Lessor has caused this instrument to be signed in its name and behalf by its duly authorized officer and the Tenant has hereunto affixed his/her/its signature, or cause its name to be signed by its duly authorized officer, in duplicate, as of the date first written.

Initial Equipment Move In: Please notify Gary Kaufman when this will take place as I like to be onsite for all move ins. Please advise your movers a liftgate will be needed for heavy items as we don't have a loading dock. Elevator will be made available for your move in as well if you are on the second floor.

LESSOR:

Kaufman Nr LLC

[signature] Manager 3/7/17 Date

Tenant:	Felicitex Therapeutics, Inc. & TarMeta Inc.
Company:	Felicitex Therapeutics, Inc. & Tar Meta Inc.
Name:	Maria Vilenchik, CEO & Founder & Felix Chapovsky CEO
Street:	
City:	
Email:	mvilenchik@felicitex.com felix@tarmetabiosciences.com

Initials: MV [initials] FC

Incubator and Bio - Innovation Center of Natick

Billing Email: ______________________

Phone: 917-361-8514 (215) 431-5978

Signature: [signature] Date: 8/7/2017

In ABI-LAB Common Space (Shared Equipment Available for Use):

Ventilated chemical hood
Large Floor Model Centrifuge (Avanti J-E / J-25 ; Beckman)
GS-6R Table top Centrifuge (Beckman)
Autoclave (Consolidated) – Install in June 2016
HPLC
Biorad Chemi Doc MP Imaging System
GR422 Jouan Centrifuge & Nuaire C48-R Centrifuge
Table top Centrifuge
Incubator in Microbiology Room
Laminar Flow Hood
Cell Production Roller Apparatus
Microbiology Centrifuge
Gyratory Water Bath Shaker (New Brunswick)
Water Bath in Microbiology Room

Initials: MV MR FC

Services Provided Via Membership Fees

Normal Trash removal including Biohazard that can be Autoclaved (See lease for Autoclave use)
Gases for Lab (co2, natural)
Coordination of vendor services
Copying Scaning and printing
Mail and package services
Furniture/Equipment assistance
Snacks and Coffee Stations
Coordination of shared equipment maintenance services
Normal IT support
Natural Gas Back up Generator
Company profile on ABI-lab Site
Communication Support
Guest Lecturers and Seminars
DI Water System first floor labs, common area second floor
Liquid Nitrogen for cell banks
Office/Lab cleaning

Initials: MV FC


Common
Hood
Biology Lab

PROPOSED 1ST FLOOR
SCALE: 3/16"=1'-0"
ALIGN NEW & EXISTING WALLS TYP. AS INDICATED

* not there but we can install a single door if requested

220' outlet ** backup (UPS) Pwr

Backup Pwr **

FELICITEX SPACE

Tarneta ... space

Owner ____

tenant [signature]

ADDITIONAL PROVISIONS:

EARLY TERMINATION: In the event of either (a), (b), or (c), the Lessor agrees that this contract will be considered terminated and will then resume full ownership and responsibility of the leased premises as stated in this agreement. The Lessor agrees that the Tenant's will no longer be held liable for any rent that would have been due to the Lessor under the original terms of this agreement, and will be discharged from any further obligations of rent payments to the Lessor. This provision states that both Felicitex Therapeutics, Inc. and TarMeta Inc., or it's agents or employees, shall not be held liable for any losses that may be incurred to the Lessor in case of insolvency, bankruptcy or default from early termination of this agreement due to unforeseen circumstances.

The Lessor and Tenant's agree that the terms above shall be applied to cases of default due to either insolvency or bankruptcy of either Felicitex Therapeutics, Inc. and TarMeta Inc, which would preclude either company from having the necessary funds to continue to pay rent payments to the Lessor.

If the decision is made, by either Felicitex Therapeutics, Inc. or TarMeta Inc., to terminate the lease agreement early for reasons that are not due to financial considerations, such as wanting to move to a different location, the Tenant's will be responsible for notifying the Lessor within 90 days of the expected termination date and the Tenant's agree they will owe an amount equal to 3 monthly rent payments to Lessor for early termination of this agreement. Following this payment, the Lessor agrees that the lease agreement will be considered terminated and will resume full ownership and responsibility of the leased premises as stated in this agreement. The Lessor agrees that the Tenant's will no longer be held liable for any rent that would have been due to the Lessor under the original terms of this agreement, and will be discharged from any further obligations of rent payments to the Lessor. This provision states that both Felicitex Therapeutics, Inc. and TarMeta Inc., or it's agents or employees, shall not be held liable for any losses that may be incurred to the Lessor due to early termination of this agreement, except for the 3 monthly rent payments as agreed upon in this agreement.

F.C.